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                                  EXHIBIT 10.9

                   [LETTERHEAD OF NETRIGHT TECHNOLOGIES, INC.]



July 2, 1998

Owen Carton
798 Lakeshore Drive
Redwood Shores, CA 94065


Dear Owen:

It is with great pleasure that I offer you the position of Vice President of Marketing at NetRight Technologies, Inc.

Should you decide to accept, your compensation package will be as follows:

1. A monthly salary of $12,500.00 to be paid semi-monthly in accordance with the Company's normal payroll procedures.

2.      A sign-on Bonus of $15,000.

3. A guaranteed bonus of $15,000 at the end of six months of employment at NetRight.

4.      Up to 20% of your base salary as a bonus upon achieving mutually defined
        MBO's.

5. We will recommend that the Board of Directors grant you an option to purchase 305,000 shares of NetRight Technologies common stock with an exercise price equal to the then current fair market value of common stock, as determined by the Board of Directors. We will also recommend that 152,500 of these 305,000 options be vested immediately. Should you decide to terminate your employment with NetRight within the first year, or if NetRight terminates your employment for due cause, NetRight will have the right to repurchase these immediately vested options from you at the same price that you paid for these options. The remaining of the 152,500 options will vest over a period of 4 years commencing on your date of hire and will otherwise be subject to the terms of the NetRight Technologies, Inc. 1997 Stock Option Plan and standard form of Incentive Stock Option Agreement. Should there be a dilution of your shares in NetRight as a result of raising additional capital in the series B round, additional options subject to vesting described above, will be granted to you to make up for the dilution.

If you are terminated by NetRight without cause, you will continue to receive severance pay in the amount of six month's base salary payable in the amount, at the time, and subject to withholding as if you were still in the employ of NetRight. During this period your coverage under NetRight's Medical Plan will continue as if you were still in the employ of NetRight.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out or our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American


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Owen Carton
July 2, 1998
Page 2


Arbitration Association in San Jose, California. HOWEVER, we agree that this arbitration provision shall not apply to any dispute or claim relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information.

You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

We look forward to working with you at NETRIGHT TECHNOLOGIES, INC. Welcome aboard!

Sincerely,


Max Panjwani
President and CEO

NETRIGHT TECHNOLOGIES, INC.


AGREED TO AND ACCEPTED


* /s/ Owen Carton                           7/2/98
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 Owen Carton                                Date



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* Contingent upon reference check.